                                  SCHEDULE 14A

                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Basin Exploration, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              BASIN EXPLORATION, INC.
                            370 17TH STREET, SUITE 3400
                               DENVER, COLORADO 80202
                                   (303) 685-8000

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MAY 12, 1999

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of BASIN EXPLORATION, INC. will be held in the Central City Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, on May 12, 1999 at 8:30 a.m. for the following purposes:

       1.  To re-elect Class I directors to the Board of Directors.

       2. To approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

       3. To amend the Equity Incentive Plan of Basin Exploration, Inc., previously approved by stockholders, to qualify stock options and performance shares granted pursuant to the Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code and applicable regulations.

       4. To approve an amendment to the Company's Equity Incentive Plan to allocate 200,000 shares of the Company's Common Stock exclusively to the grant of performance shares under the Equity Incentive Plan, and correspondingly to increase by 200,000 shares, from 2,075,344 to 2,275,344, the number of shares of the Company's Common Stock currently available for issuance under the Equity Incentive Plan for specific allocation to performance shares.

       5. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record as of the close of business on March 25, 1999 (the "Record Date") will be entitled to notice of or to vote at this meeting or any postponement or adjournment(s) thereof. A copy of the Annual Report to Stockholders for the Fiscal Year Ended December 31, 1998 is enclosed with this Notice and Proxy Statement.

     WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU CAN USE THE TOLL-FREE TELEPHONE NUMBER OR INTERNET VOTING SITE LISTED ON THE ENCLOSED PROXY CARD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ HOWARD L. BOIGON
                                       Howard L. Boigon
                                       Secretary

March 31, 1999

                               BASIN EXPLORATION, INC.

                                   PROXY STATEMENT

                                      FOR THE

                           ANNUAL MEETING OF STOCKHOLDERS

                              TO BE HELD ON MAY 12, 1999

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Basin Exploration, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in the Central City Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, on May 12, 1999, at 8:30 a.m. or at any adjournment or postponement thereof. This Proxy Statement and Proxy are being mailed to stockholders on or about April 12, 1999.

     The Company is paying the cost of soliciting Proxies. In addition to the mailings, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means.


                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

     There are currently eight members of the Board of Directors.  All
directors of the Company serve staggered terms of three years.   The terms of
Messrs. John F. Greene, Michael A. Nicolais and Neil L. Stenbuck expire at the Annual Meeting of Stockholders in 1999. The Board of Directors recommends that Messrs. Greene, Nicolais and Stenbuck be re-elected as Class I Directors for three-year terms to expire at the annual meeting in 2002.

     Directors are elected by the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting. All of the nominees have expressed their willingness to serve, but if any of the nominees are not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to each nominee is set forth under the heading entitled "Management -- Directors and Executive Officers."

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors has selected Arthur Andersen LLP to be the independent auditor of the Company for the current fiscal year. Stockholders will be requested to approve that selection at the Meeting. Arthur Andersen LLP has served as the Company's independent auditor since January 1992. Arthur Andersen LLP does not have and has not had at any time any direct or indirect financial interest in the Company and does not have and has not had at any time any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in Arthur Andersen LLP.

     A representative of Arthur Andersen LLP will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF SUCH APPOINTMENT.

                   APPROVAL OF AMENDMENTS TO EQUITY INCENTIVE PLAN
                                (PROPOSAL NO. 3)

     All full-time employees of the Company and its subsidiaries whose judgment, initiative and efforts are important to the successful conduct of the Company's business are eligible to participate in the Equity Incentive Plan. The Equity Incentive Plan is administered by the Compensation and Incentive Committee of the Board (the "Incentive Plan Committee"), pursuant to the terms of the Equity Incentive Plan permitting the Board to delegate such authority. Subject to the terms of the Equity Incentive Plan, the Incentive Plan Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the terms of any option. Under the Equity Incentive Plan, the Company may grant to officers, employees and consultants awards of restricted stock, stock options and performance awards or any combination thereof.

     Under the Equity Incentive Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("non-statutory stock options"). Incentive stock options may be granted only to persons who are employees of the Company, while non-statutory stock options may also be granted to persons who are non-employee directors or are consultants. The exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the option grant date (and not less than 110% of such fair market value in the case of options granted to persons who own more than 10% of the outstanding Common Stock). The terms of options granted under the Equity Incentive Plan may not exceed ten years, or five years in the case of incentive stock options granted to persons owning more than 10% of the outstanding Common Stock.

     Under the performance award component of the Equity Incentive Plan, participants may be granted an award denominated in shares of Common Stock ("performance shares") or in dollars ("performance units"). The Incentive Plan Committee establishes performance targets relating to corporate, group, unit or individual performance for a performance cycle designated by the Committee, and the achievement of those targets entitles the participant to payment at the end of the applicable performance cycle to the full amount of performance shares or performance units awarded to that participant, subject to adjustment by the Committee in the event of performance exceeding or falling below the minimum performance target. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and shall be prorated in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement. Failure of the participant to remain employed by the Company for the full performance cycle for any other reason disqualifies the participant from any award for that performance cycle. Under the Performance Share Plan adopted by the Incentive Plan Committee to implement performance awards, all employees who have demonstrated significant management potential or who have contributed in a substantial measure to the successful performance of the Company, as determined by the Incentive Plan Committee, are eligible to receive performance awards.

     Section 162(m) of the Code generally provides that no deduction is allowed to a publicly held corporation for remuneration to a covered employee in excess of $1 million annually. "Covered" employees for this purpose generally includes the corporation's chief executive officer and the four other highest paid executive officers. Under Section 162(m)(4)(C), the $1 million limit on deductibility does not apply to "performance-based compensation." This exception to section 162(m) for "performance-based compensation" applies to stock options and performance shares provided that the underlying equity incentive plan is properly drafted and administered pursuant to the requirements of Section 162(m) and the applicable regulations. To qualify as "performance-based," compensation must satisfy the following tests:

     (1) The award must be payable solely on account of pre-established, objective performance goals determined by a compensation committee of the board of directors which consists of two or more outside directors. The performance goals may be based upon one or more "business criteria," e.g., earnings, sales, market share, costs, etc. The objective performance goals must state, by means of a formula or standard, the method for computing the award, and must preclude discretion in its application. An award of stock options generally is deemed to satisfy this test if the award is made by the duly constituted compensation committee and the option plan states the maximum number of options which may be granted per employee per period.

     (2) The material terms governing the award must be disclosed to stockholders and approved by majority vote. These terms include the class of employees eligible for the grant, a description of the "business criteria" on which the performance goals are based, and the maximum amount of compensation that could be paid to any employee per period (or a formula used to calculate the award).

     (3) The compensation committee must certify that the performance goals and any other material terms were satisfied before the award is paid.

     The Incentive Plan Committee has approved amendments to the Equity Incentive Plan, and is requesting that stockholders approve those amendments, to insure that performance share awards and stock option grants under the Equity Incentive Plan will satisfy the requirements of Section 162(m). These amendments are as follows:

     (A) The Equity Incentive Plan will be amended to state that the maximum number of options which may be granted per employee per year is 150,000. At present, only the aggregate grant of options in 1998 to Michael Smith, the chief executive officer of the Company, reaches this limit. No other grant to any Company employee has exceeded 75,000 shares in any year.

     (B)  The Equity Incentive Plan will be amended to accomplish the following:

          1. Limit performance-based goals to the following business criteria: earnings, growth in earnings, ratio of earnings to equity or assets, cash flow, growth in cash flow, ratio of cash flow to equity or assets, growth in proved reserves quantities or values, stockholder return vs. peer group returns, levels of costs per unit of production, finding and development costs per unit, and levels of debt per proved reserves quantities or values;

          2. Eliminate the discretion of the Incentive Plan Committee to establish such other measures or standards for performance targets as it might determine.

          3. Provide for the performance-based goals to be determined exclusively by the Incentive Committee and not by the full Board of Directors.

          4. Provide that the maximum amount of any award of performance shares that can be paid to any employee in any calendar year is 30,000 shares (or equivalent amount in cash, determined on the basis of the market price as of the effective date of the award, if the Incentive Plan Committee determines to pay the award in
               cash rather than in shares).    To date, the largest grant of
               performance shares for any performance cycle is 20,000 shares to Mr. Smith, which may be increased to a maximum of 30,000 shares if the Company exceeds all of its stated performance goals by predetermined margins.

     The Incentive Plan Committee believes that stock options and performance share awards play a critical role in tying executive compensation to the interests of stockholders, in attracting and retaining executives, and in motivating executives to excel. The limitation on deductibility in Section 162(m) could penalize the Company for exceptional performance by either handicapping its financial position or limiting its ability to recognize meaningful executive contribution. Either result compromises the Company's competitive position vis-a-vis its peers and enhances the risk to the Company that it will not be able to retain its key executives who may have opportunities at other companies not operating under these constraints. Accordingly, the Incentive Plan Committee believes that it is important that the Company's Equity Incentive Plan meet all the criteria specified in
Section 162(m) of the Code so that the Committee may make compensation decisions that it deems to be in the best interests of the Company while
maximizing related tax attributes for the Company.   The proposed amendments
to the Plan are designed to assure this.

     The full text of the proposed amendments to the Equity Incentive Plan is attached to this Proxy Statement as Appendix A and should be read in its entirety.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THESE AMENDMENTS TO THE EQUITY INCENTIVE PLAN.

                         AMENDMENT TO EQUITY INCENTIVE PLAN
                                  (PROPOSAL NO. 4)

     The Board has unanimously approved and recommended to the stockholders for approval an amendment to the Company's Equity Incentive Plan that would
(i) allocate 200,000 shares of the Company's Common Stock exclusively to the grant of performance shares and (ii) correspondingly increase by 200,000 shares, from 2,075,344 to 2,275,344, the number of shares of the Company's Common Stock that are currently available for issuance under the Equity Incentive Plan for specific allocation to performance shares.

     The performance award component of the Equity Incentive Plan is described above in Proposal No.3, which requests stockholders to approve amendments to the Equity Incentive Plan to qualify performance shares issued under the Plan as "performance-based" for purposes of Section 162(m) of the Code. The effect of this Proposal No. 4 would be to set aside 200,000 shares of the Company's Common Stock for award exclusively as performance shares under the Equity Incentive Plan. Such shares could not be awarded as stock options, restricted stock, or any other stock grant under the Equity Incentive Plan. Thus, if they were not used for performance share awards, they would not be available for any other purpose under the Equity Incentive Plan. This proposal would also increase the total number of shares available for grant under the Equity Incentive Plan by 200,000 shares to cover the shares available for performance share awards.

     Currently 2,075,334 shares of Common Stock have been authorized for issuance under the Equity Incentive Plan. This amount is increased automatically on each succeeding annual anniversary of May 5, 1998, by a number of shares equal to one-half of one percent of the Company's then outstanding shares of Common Stock. Under this formula, based on current outstanding shares, on May 5, 1999 the total number of shares of Common Stock that can be issued under the Equity Incentive Plan will be increased by 70,136 shares, for a total of 2,145,470 shares available for issuance as of the date of the 1999 Annual Meeting of Stockholders.

     If this Equity Incentive Plan amendment is approved by the stockholders, the number of shares available for issuance under the Equity Incentive Plan would be increased by 200,000, plus automatic increases on each succeeding annual anniversary of the 1999 Annual Meeting by a number of shares equal to one-half of one percent of the Company's then outstanding shares of Common Stock. However, the Company would be able to utilize this additional 200,000 shares only for the grant of performance share awards under the Equity Incentive Plan.

     The Incentive Plan Committee has approved grants aggregating 155,000 performance shares for the 1997-99, 1998-2000, and 1999-2001 performance cycles, which are subject to increase by an aggregate of up to 77,500 shares if all performance goals for all three performance cycles were to be exceeded by specified amounts. Thus, it is possible that 200,000 shares will not be enough to cover the aggregate performance share grants to date as well as grants of performance shares that may be made by the Incentive Plan Committee for performance cycles in the years ahead. In that event, the shortfall would be made up by shares available generally for grant under the Equity Incentive Plan, which would in turn reduce the availability of shares for the grant of other incentive awards of stock options and restricted stock. Through the date of this Proxy Statement, the total of outstanding options, performance shares and restricted stock awards issued under the Equity Incentive Plan was 1,863,077, leaving 212,257 shares available for grant. By adding 200,000 shares to the shares available for grant under the Equity Incentive Plan and segregating those shares for use exclusively as performance shares, this amendment will allow the Company to retain the flexibility to continue to make other incentive awards as deemed appropriate by the Incentive Plan Committee to preserve the effectiveness of the Equity Incentive Plan as an incentive compensation vehicle for the Company's employees until the Plan's scheduled termination in 2002. The total amount of shares available for issuance, if the Stockholders approve this proposal, would constitute 16.2% of the Company's total currently issued and outstanding shares.

     The full text of the proposed amendment to the Equity Incentive Plan is attached to this Proxy Statement as Appendix A and should be read in its entirety.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE EQUITY INCENTIVE PLAN.

                        ACTION TO BE TAKEN UNDER THE PROXY

     If your shares of Common Stock are held by a broker, bank or other nominee (in "street name"), you will receive instructions from them on how to vote your shares. If you hold shares of Common Stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by:

     - marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

     - using the toll-free telephone number or Internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and Internet voting systems are shown on the proxy card.

When using telephone or Internet voting, the systems verify that you are a stockholder through the use of a company number for Basin and a unique control number for you. If you vote by telephone or Internet, please do not mail the enclosed proxy card.

     Whichever of these methods you use to transmit your instructions, your shares of Common Stock will be voted as you direct. If you sign and return the Proxy or otherwise designate the proxies named on the proxy card to vote on your behalf but do not specify how to vote, then the shares will be voted FOR the recommendations of the Board of Directors. You may revoke a Proxy at any time prior to its exercise by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date (by mail, telephone or Internet) or by attending the Meeting and voting in person.

     Your Proxy will also be voted on other business properly presented at the Meeting. Management knows of no matters other than those described above to be considered at the Meeting. If, however, any other matter properly comes before the Meeting, the persons named in your Proxy will vote your Proxy in accordance with their best judgment. The persons named in the accompanying Proxy will also, if they believe it advisable, vote to adjourn the Meeting from time to time, and your Proxy will be voted on any matter that may properly be raised at the subsequent Meeting.

                          RECORD DATE AND VOTING SECURITIES

     Only holders of the Company's $0.01 par value common stock ("Common Stock") of record as of the close of business on March 25, 1999 (the "Record Date"), will be entitled to vote on matters presented at the Meeting. On March 25, 1999 there were outstanding 13,977,000 shares of Common Stock, which constituted all the outstanding voting securities of the Company. Each share of Common Stock will be entitled to one vote on all matters presented at the Meeting, and there is no cumulative voting. The affirmative vote of a majority of the total number of shares represented and voted at the Meeting, assuming a quorum is present, is necessary for the approval of each of the matters being voted upon.

     With respect to the proposals for amending the Equity Incentive Plan, abstentions will be counted as votes against and broker non-votes will be treated as not voting on the proposal. "Broker non-votes" are proxies with respect to shares held in street name as to which (i) instructions have not been received from beneficial owners or persons entitled to vote and (ii) the party holding the shares does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it holds the shares.

     The Company will request banks, brokerage houses, and other institutions which act as nominees or fiduciaries for owners of Common Stock to forward this proxy material to persons for whom they hold shares and to obtain authorization for the execution of proxies.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of the date of this Proxy Statement, March 31, 1999, by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each of the Company's directors; (iii) the five most highly compensated executive officers, including the Chief Executive Officer; and
(iv) all
of the executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such holders, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                                                     PERCENTAGE
                                                  NUMBER OF         BENEFICIALLY
     NAME AND ADDRESS                              SHARES              OWNED
     ------------------                           --------          ------------
Michael S. Smith................................  3,042,254(a)           21.5%
  Suite 3400
  370 17th Street
  Denver, Colorado 80202

State Street Research & Management Company......  1,412,100(b)           10.1%
  One Financial Center, 30th Floor
  Boston, MA 02111-2690

Neil  L. Stenbuck...............................    128,833(c)             *
  Suite 3400
  370 17th Street
  Denver, Colorado 80202

Howard L. Boigon................................    119,167(d)             *
  Suite 3400
  370 17th Street
  Denver, Colorado 80202

Dalton F. Polasek...............................     62,809(e)             *
  Suite 4656
  1001 Fannin
  Houston, Texas 77002

Samuel D. Winegrad..............................    107,000(f)             *
  Suite 3400
  370 17th Street
  Denver, Colorado 80202

Donald H. Anderson..............................      6,333(g)             *
  Suite 2750
  370 17th Street
  Denver, Colorado 80202

John F. Greene..................................     39,500(h)             *
  P. O. Box 2168
  Silverthorne, Colorado 80498

J. Paul Hellstrom...............................     39,784(i)             *
  75 Overlook Rd.
  Morristown, NJ 07960

Michael A. Nicolais.............................     36,500(j)             *
  40 East 52nd Street, 9th Floor
  New York, NY 10022

Larry D. Unruh..................................     26,500(k)             *
  717 17th Street, Suite 1600
  Denver, Colorado 80202


All directors and executive officers
as a group (13 persons).........................  3,820,860(l)           26.2%


------------------------
       *  Less than 1%

(a) Includes 2,458,394 shares held by Mr. Smith, 304,300 shares held by Mr. Smith's wife, 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee, 4,000 shares held by Mr. Smith's daughters, and 85,393 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mr. Smith's wife is president and Mr. Smith is vice president. Mr. Smith has no voting or investment power with respect to the shares held by his wife and disclaims beneficial ownership of such shares. Mr. Smith in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes stock options for 94,167 shares exercisable within 60 days, 10,666 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 55,000 performance shares, the restrictions on which lapse December 31, 1999, December 31, 2000 and December 31, 2001 in increments of 20,000, 20,000 and 15,000 shares, respectively.

(b) According to a Schedule 13G filed with the Securities and Exchange Commission, State Street Research & Management Company beneficially owns 1,174,100 shares with sole voting power and 1,412,100 shares with sole dispositive power. These shares are stated to be in fact owned by clients of State Street Research & Management Company, and it disclaims any beneficial interest in them.

(c) Includes stock options for 95,833 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 15,000 performance shares, the restrictions on which lapse December 31, 1999, December 31, 2000 and December 31, 2001 in three equal increments.

(d) Includes stock options for 98,167 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 15,000 performance shares, the restrictions on which lapse December 31, 1999, December 31, 2000 and December 31, 2001 in three equal increments.

(e) Includes stock options for 41,667 shares exercisable within 60 days, 4,167 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 15,000 performance shares, the restrictions on which lapse December 31, 1999, December 31, 2000 and December 31, 2001 in three equal increments.

(f) Includes stock options for 47,500 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 15,000 performance shares, the restrictions on which lapse December 31, 1999, December 31, 2000 and December 31, 2001 in three equal increments.

(g)    Includes stock options for 3,333 shares exercisable within 60 days.

(h)    Includes stock options for 15,500 shares exercisable within 60 days.

(i) Includes stock options for 25,500 shares and a warrant for the purchase of 3,284 shares exercisable within 60 days.

(j)    Includes stock options for 25,500 shares exercisable within 60 days.

(k)    Includes stock options for 25,500 shares exercisable within 60 days.

(l) Includes stock options for 547,667 shares exercisable within 60 days, 39,833 shares of restricted stock, the restrictions on which lapse on February 3, 2000, 155,000 performance shares, the restrictions on which lapse December 31, 1999 as to 55,000 shares, December 31, 2000 as to 50,000 shares and December 31, 2001 as to 50,000 shares, and a warrant for the purchase of 3,284 shares exercisable within 60 days.

                                     MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth the names, ages and titles of the executive officers and the members of the Board of Directors of the Company.

NAME                               AGE               POSITION
----                               ---               --------
Michael S. Smith(1)..........       43               Chairman of the Board, President and
                                                        Chief Executive Officer
Neil L. Stenbuck(1)..........       45               Chief Financial Officer, Vice President and Director
Howard L. Boigon(1)..........       52               Vice President-General Counsel, Secretary and Director
Thomas J. Corley.............       39               Vice President-Engineering and Production
Patrick A. Jackson...........       46               Vice President-Onshore Exploration
Dalton F. Polasek............       47               Vice President-Gulf Coast Engineering
David A. Pustka..............       45               Vice President-Gulf Coast Exploration
Samuel D. Winegrad...........       40               Vice President-Corporate Development
Donald H. Anderson(2)(3).....       50               Director
John F. Greene(2)(3).........       58               Director
J. Paul Hellstrom(2).........       58               Director
Michael A. Nicolais(2).......       73               Director
Larry D. Unruh(2)(3).........       48               Director


------------------------

(1)  Member of the Executive Committee.

(2)  Member of the Compensation and Incentive Committee.

(3)  Member of the Audit Committee.


     MICHAEL S. SMITH is Chairman of the Board, President, Chief Executive Officer, a director and a founder of the Company. Mr. Smith has been Chairman of the Board since 1983 and has been a director since inception. Mr. Smith was elected President and Chief Executive Officer in 1988. Mr. Smith is past president and a director of the Colorado Oil and Gas Association and served on the State of Colorado Governor's Minerals, Energy & Geology Policy Advisory Board.

     NEIL L. STENBUCK is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company. He joined the Company in 1995. He was previously with United Meridian Corporation where he served as vice president-capital via the 1994 merger between UMC and General Atlantic Resources, Inc., where he held the same position beginning in 1989. He joined General Atlantic in 1987 as vice president-finance and accounting. Mr. Stenbuck is a certified public accountant.

     HOWARD L. BOIGON is Vice President-General Counsel, Secretary and a director of the Company. Mr. Boigon joined the Company in March 1992. Previously, he had been a partner in the Denver office of Davis, Graham & Stubbs since 1978, having been with the firm since 1973 specializing in the practice of oil and gas law. Mr. Boigon began representing the Company as outside counsel in 1989. He is past president and currently a director of the Colorado Oil and Gas Association, a member of the Executive Committee of RMOGA-Colorado and a member of the Advisory Board of the International Oil and Gas Educational Center of the Southwestern Legal Foundation. He has served as Chair of the Mineral Law Section of the Colorado Bar Association and Trustee of the Rocky Mountain Mineral Law Foundation. He has lectured and written on various topics of oil and gas law.

     THOMAS J. CORLEY is Vice President-Engineering and Production of the Company. He joined the Company in March 1996. For the previous three years he was vice president-manager of engineering at St. Mary Land & Exploration Company where he was responsible for the acquisition efforts and engineering functions of the company. From 1983 to 1993 he held various positions of increasing responsibility at General Atlantic Resources, Inc., involving operations, acquisitions and reservoir engineering and served there last as director of acquisitions. Mr. Corley is a member of the Society of Petroleum Engineers and served as a distinguished panel member at the 1995 SPE Annual Meeting.

     PATRICK A. JACKSON is Vice President-Onshore Exploration. Mr. Jackson joined the Company in February 1999. He spent the previous 19 years actively exploring in the United States and around the world with Amoco Production
Company.   From 1996 to 1999 Mr. Jackson was a member of a small team that evaluated the risks and opportunities of prospects in Amoco's worldwide portfolio. From 1993 to 1996 he served as Amoco's Onshore United States Exploration Manager. Prior to 1993, his responsibilities included prospect generation and evaluation, and management in the western United States.

     DALTON F. POLASEK, JR. is Vice President-Gulf Coast Engineering of the Company. Mr. Polasek has been employed in that position since February 1996. From 1994 to 1996, he was employed by SMR Energy Income Funds, as vice president of engineering. From 1991 to 1994, Mr. Polasek served as the director of Gulf Coast acquisitions/engineering for General Atlantic Resources. Prior to joining General Atlantic, Mr. Polasek served as manager of planning and business development for Mark Producing Company from 1983 to 1991.

     DAVID A. PUSTKA is Vice President-Gulf Coast Exploration and Gulf Coast Division Manager of the Company. He joined the Company in November 1995. From 1992 to 1995 he was vice president in charge of United States exploration for British-Borneo Exploration, Inc., a wholly-owned subsidiary of British-Borneo Petroleum Syndicate, PLC. From 1983 to 1992, he was responsible for exploration activities at Walter Oil & Gas Corporation, a privately held Gulf of Mexico exploration company, becoming a vice president in 1990. Mr. Pustka is a member of the American Association of Petroleum Geologists and the Houston Geological Society.

     SAM D. WINEGRAD is Vice President-Corporate Development of the Company. He joined the Company in August 1995. Mr. Winegrad was previously with United Meridian Corporation where he was vice president-land, the same position he occupied at General Atlantic Resources, Inc. at the time of its merger in 1994 with UMC. He joined General Atlantic in 1987 and became vice president-land the same year.

     DONALD H. ANDERSON is a director of the Company. He was elected to that position in November 1997. He is the executive director and a principal of Western Growth Capital LLC, a Colorado-based private equity investment and consulting firm. He joined WGC in March 1997 and has assumed responsibility for the firm's private equity and consulting services activities. Prior to joining WGC, Mr. Anderson was chairman, president and chief executive officer of PanEnergy Services, PanEnergy's non-jurisdictional operating subsidiary, from December 1994 until PanEnergy's announced merger with Duke Energy in March 1997. In that capacity, he was responsible for PanEnergy's natural gas and electric marketing, natural gas gathering and processing, and crude oil and natural gas liquids trading and pipeline transportation activities. Mr. Anderson was previously president, chief operating officer and director of Associated Natural Gas Corporation, the primary purchaser of the Company's production in the Denver-Julesburg Basin, from 1989 until its merger with PanEnergy in 1994. He is a director of Genesis Energy, LLC.

     JOHN F. GREENE is a director of the Company. He was elected to that position in February 1996. From 1985 until his retirement in 1995, he served as executive vice president of exploration and production for the Louisiana Land and Exploration Company, where he served on the board of directors from 1989 until his retirement. From 1981 to 1985, Mr. Greene was president and chief executive officer for Milestone Petroleum and then executive vice president of exploration for Meridian Oil and Gas Company via its merger with Milestone. He began his career at Continental Oil Company holding various positions including director of exploratory projects for onshore and offshore offices and division exploration manager for the western United States. Mr. Greene serves as a director of the Colorado Wyoming Reserves Company, an oil and gas exploration company.

     J. PAUL HELLSTROM is a director of the Company. He was elected to that position in March 1992. Mr. Hellstrom was employed by The First Boston Corporation from 1975 to 1989. At the time of his retirement in 1989, Mr. Hellstrom was co-head of First Boston's Real Estate Group, earlier having served as head of its Energy and Project Finance Groups. Prior to joining First Boston, he was a first vice president in charge of the Project Finance Group at Blyth Eastman Dillon & Co., Inc. and an Assistant Treasurer with Manufacturers Hanover Trust Company. Mr. Hellstrom currently serves as a director of First Reserve Corporation. First Reserve is a direct investor in natural resource and energy-related industries.

     MICHAEL A. NICOLAIS is a director of the Company. He was elected to that position in March 1992. Since April 1993 he has been employed by Carret & Co., Inc. as Senior Managing Director. From June 1991 to April 1993, he was employed by Goldman Capital Management, Inc. as Managing Director. From 1949 to 1991, Mr. Nicolais was employed by The Clark Estates, Inc., serving as president from 1968 to 1990. Mr. Nicolais served as a director of Mesa Petroleum Company from 1969 until 1984. He serves as a director of Hitox Corp. of America.

     LARRY D. UNRUH is a director of the Company. He was elected to that position in March 1992. Since 1982 he has been the managing tax partner at Hein + Associates, certified public accountants. During 1980 and 1981, he was chief financial officer of Otis Energy Inc. Prior to 1980, Mr. Unruh held tax and accounting positions with Hein + Associates, Coopers & Lybrand and Peat, Marwick Mitchell & Co. Mr. Unruh is a certified public accountant and is a member of the Federal Tax Division of American Institute of Certified Public Accountants. Mr. Unruh serves as a director of Altris Software, Inc., an electronic imaging company.

     All directors of the Company serve staggered terms of three years and hold office until the annual meeting in the year in which their respective terms expire or until their respective successors are duly elected and qualified. Assuming they are re-elected, the terms of Messrs. Greene, Nicolais and Stenbuck are scheduled to expire in 2002; the terms of Messrs. Anderson, Smith and Unruh are scheduled to expire in 2001; and the terms of Messrs. Boigon and Hellstrom are scheduled to expire in 2000. All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such persons.

COMMITTEES AND MEETINGS

     The Board of Directors of the Company has established an Audit Committee and a Compensation and Incentive Plan Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants and reviewing with such accountants the plans for and the results and scope of their auditing engagement, their discoveries, and certain other matters relating to their services provided the Company, including the independence of such accountants. The Audit Committee met two times in 1998. The Compensation and Incentive Committee reviewed on behalf of, and made decisions for, the Board of Directors with respect to executive officers and key employees and administered the Company's Equity Incentive Plan. The Compensation and Incentive Committee met four times in 1998.

     The Board of Directors met six times in 1998 by conference call or in person. No director attended fewer than 75 percent of the total meetings of the Board and all committees of the Board of which such director was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and executive officers and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of their holdings and transactions in Common Stock with the Commission and furnish the Company with such reports. Based solely upon its review of the copies the Company has received or upon written representations it has obtained from certain of these persons, the Company believes that, as of the date of this Proxy Statement, all of the Company's directors, executive officers and 10% beneficial owners had complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company to the chief executive officer and the next four most highly compensated executive officers of the Company for each of the Company's last three fiscal years:

                            SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                 -------------------------
                                                                                 RESTRICTED     SECURITIES          ALL
                                                 ANNUAL COMPENSATION               STOCK        UNDERLYING         OTHER
                                          ------------------------------------     AWARDS        OPTIONS       COMPENSATION
       NAME                      YEAR     SALARY($)      BONUS($)  OTHER($)(1)     ($)(2)          (#)            ($)(3)
       ----                      ----     ---------      --------  -----------   ----------     ----------     ------------
Michael S. Smith                 1998     360,000        180,000        -           300,000       150,000         16,530
Chairman of the Board            1997     355,000        160,000        -           300,000        40,000          8,975
  President and Chief            1996     320,980        213,000        -                 -             -          8,616
    Executive Officer

Neil L. Stenbuck                 1998     230,000         95,830        -            75,000        30,000         11,205
Vice President and               1997     225,000         75,000        -           110,000        20,000          9,581
  Chief Financial Officer        1996     225,000        150,000        -                 -             -         10,063

Howard L. Boigon                 1998     194,150         37,500        -            75,000        30,000          8,455
Vice President and               1997     189,150         75,000        -           110,000        10,000          7,680
  General Counsel                1996     171,023        113,490        -                 -        25,000          7,987

Dalton F. Polasek                1998     143,750         70,000        -            75,000        20,000          7,231
Vice President -                 1997     125,000         62,500        -            97,500        10,000          7,748
  Gulf Coast Engineering         1996     105,000         10,417        -                 -        30,000          3,750

Samuel D. Winegrad               1998     150,000         37,500        -            75,000        30,000          7,521
Vice President -                 1997     145,000         75,000        -           110,000        15,000          7,250
  Corporate Development          1996     125,000         83,333        -                 -        20,000          7,983


------------------------

(1) The aggregate amount of perquisites and other personal benefits, securities, or property is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for this executive officer for the indicated year.

(2) The amounts reported in this column represent the value at the date of grant of (a) performance shares to be released to the grantee if the Company attains certain performance goals by the end of a three-year performance cycle which begins with the year of award and (b) in 1997 of restricted stock to be released to the grantee on February 3, 2000. The number of shares of unvested performance shares and restricted stock and the value of such shares calculated at the December 31, 1998 closing price for the Company's common stock were as follows: Mr. Smith, 50,666 shares, and $636,492; Messrs. Stenbuck, Boigon, and Winegrad, 15,000 shares and $188,438, and Mr. Polasek 14,167 shares and $177,973, respectively.

(3) These amounts reflect contributions made on behalf of the respective individual under the Company's 401(k) Plan.

       The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1998 to the Company's chief executive officer and the four named executive officers:

                         OPTION GRANTS IN LAST FISCAL YEAR

                                           % of Total
                                             Options
                                             Granted        Exercise                     Grant Date
                             Options       to Employees     or Base                       Present
                             Granted         in Fiscal       Price        Expiration      Value (4)
       Name                   #(1)           Year(2)        ($/Sh)(3)        Date            ($)
       ----                  -------       ------------     ---------     ----------     -----------
Michael S. Smith             125,000          36.2%           15.00         2-03-08       1,042,024
Michael S. Smith              25,000           7.2%           19.00         5-05-08         263,979
Neil L. Stenbuck              30,000           8.7%           15.00         2-03-08         250,086
Howard L. Boigon              30,000           8.7%           15.00         2-03-08         250,086
Dalton F. Polasek             20,000           5.8%           15.00         2-03-08         166,724
Samuel D. Winegrad            30,000           8.7%           15.00         2-03-08         250,086


------------------------

(1) The options become fully exercisable in four years, vesting in equal installments over the four-year period from the date of grant, with a ten-year term. The plan pursuant to which the options were granted provides for tax withholding rights at the discretion of the Compensation and Incentive Committee.

(2) The Company granted options representing 345,000 shares to employees in fiscal 1998.

(3) The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at time of exercise), or by a combination of such means of payment, as may be determined by the Compensation and Incentive Committee.

(4) The grant date present value was estimated using the Black-Sholes option pricing model with the following weighted average assumptions: risk free rate of 5.75%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 58%. The Company does not believe that the values estimated by the Black-Sholes model, or any other model, are necessarily indicative of the values to be realized. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurances that the amounts reflected in this table will be achieved.

       The following table shows the number of shares covered by all exercisable and unexercisable stock options held by the named executive officers as of December 31, 1998, as well as the value of unexercised "in the money" options at such date.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED                  IN-THE-MONEY
                               SHARES          VALUE          OPTIONS AT 12/31/98            OPTIONS AT 12/31/98($)(1)
                             ACQUIRED ON      REALIZED     ---------------------------      ---------------------------
    NAME                     EXERCISE (#)       ($)        EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
    ----                     ------------     --------     -----------   -------------      -----------   -------------
Michael S. Smith                    -              -          73,333        176,667           129,792         68,333
Neil L. Stenbuck                    -              -          81,667         43,333           538,646         74,167
Howard L. Boigon                    -              -          79,000         45,000           288,438        102,188
Dalton F. Polasek                   -              -          23,333         36,667           187,292        121,458
Samuel D. Winegrad             30,000         296,250         28,333         46,667           207,604        105,208


------------------------

(1) Amounts shown represent aggregated fair market value at the share price on December 31, 1998 of $12.56 per share less aggregate exercise price of the unexercised in-the-money options held. These values, have not been, and may never be, realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise.

EMPLOYMENT CONTRACTS

       The Company has entered into a three-year, automatically renewable management contract with Mr. Smith providing for his services as President and Chief Executive Officer. The agreement includes provisions relating to non-competition during employment by the Company, the right to compete following termination (except with respect to corporate opportunities known to him prior to termination in the event of a voluntary termination by Mr. Smith), a base salary of $300,000 subject to annual increase by the Board of Directors, annual bonus compensation, reimbursement for financial and tax planning, an automobile allowance, and other perquisites, compensation equal to three years base salary and bonus compensation payable over time or in a lump sum in the event of a change of control of the Company, disability payments to Mr. Smith at 75% of base salary, $1,000,000 of term life insurance, participation in the Company's benefit plans, confidentiality and related matters.

       The Company has entered into an employment agreement with Mr. Boigon, and has agreed to execute similar agreements with Messrs. Corley, Stenbuck and Winegrad, providing that in the event of a change in control of the Company (as defined in the agreement) and either the subsequent termination of their employment without cause or their resignation for "good reason" as defined in the agreement, they will receive compensation equal to three times their salary and bonus plus the accelerated vesting of all stock options and other incentive awards. "Good reason" for purposes of the agreement is defined to include, among others, alteration of duties, responsibilities or title, reduction in salary, relocation of principal office, or termination of Mr. Smith's service as chief executive officer.

       The Company has entered into employment agreements with Messrs. Jackson and Pustka containing change of control, termination, salary and bonus provisions. Mr. Pustka is also entitled to participate in the Company's Gulf Coast Geoscientist Overriding Royalty Plan, pursuant to which the Company grants overriding royalty interests in certain Gulf Coast properties. Mr. Jackson will be entitled to participate in an Onshore Overriding Royalty Plan to be created by the Company for the granting of overriding royalty interests to the Company's onshore exploration group on exploration prospects acquired or generated by the Company as a result of the efforts of that group.

COMPENSATION OF DIRECTORS

       Each director who is not an employee of the Company (the "Non-Employee Directors") is paid an annual retainer of $20,000 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors.

       In addition, the Company has adopted the Equity Incentive Plan which contains provisions for incentive awards in which only Non-Employee Directors will be eligible to participate. A total of 150,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Non-employee directors are granted options to purchase 10,000 shares which vest in equal installments over a three-year period upon being named to the Board of Directors, and options to purchase an additional 3,000 shares which vest in one year are granted to each non-employee director once during each fiscal year following election to the Board. The Equity Incentive Plan is administered by the Board of Directors.

       Each option granted to Non-Employee Directors expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value on the date of grant of the option. The option price may be paid in cash or by surrendering to the Company outstanding Common Stock already owned by the optionee, valued at fair market value, or by a combination of such means of payment, as may be determined by the Board. Options granted to Non-Employee Directors pursuant to the Equity Incentive Plan may not be exercised more than three months after the option holder ceases to be a director of the Company, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death or permanent or total disability. Options granted to directors under the Equity Incentive Plan will be treated as non-statutory stock options under the Internal Revenue Code.

                     COMPENSATION AND INCENTIVE COMMITTEE REPORT

COMPENSATION PHILOSOPHY

       The Compensation and Incentive Committee (the "Committee") is comprised of the non-employee directors of the Company. The Committee determines payment amounts and award levels for executive officers of the Company and makes the decisions regarding grants of stock-based compensation under the Company's Equity Incentive Plan.

       At present, the executive compensation program is comprised of salary, cash bonus, long-term incentive opportunities in the form of stock options, performance shares and restricted stock, and benefits typically offered.

       In reviewing the Company's performance in 1998 for purposes of compensation decisions, the Committee noted that Basin continued its growth and operational progress in 1998, with significant gains in many important performance measures. However, the market performance of the Company's stock reflected investor concern over weak oil and gas prices which unfavorably affected the oil and gas exploration and production sector as a whole. The challenge for the Committee has been to assess fairly Basin's 1998 performance, and to reward properly the contributions of Basin's executive officers, while a difficult industry environment has necessitated financial conservatism and has generated unsatisfactory shareholder returns.

       The Company's operational progress in 1998 is reflected in significantly increased proved reserves, production rates, revenues and operating cash flows. The Company also made significant improvements in cost efficiencies, as operating and administrative expenses per unit of production were reduced to new lows for the Company. Basin also added substantial depth to its inventory of drilling prospects for future exploration. These developments evidence continued successful implementation of the Company's plan to expand operations in the Gulf of Mexico.

       Basin expanded its production base in the Gulf from five producing properties at the end of 1997 to 14 by the end of 1998, and entered the current year with discovery wells on four more properties under development for first production. The Company's 154% increase in production in 1998 generated a 99% increase in revenues despite a 22% drop in weighted-average prices received. The Company was also successful on 11 of 17 wells drilled during the year, for a success rate of 65%, and that success in turn is expected to translate into enhanced production in 1999 from existing proved properties. The Company replaced more than 350% of its production in 1998, adding 78 Bcfe primarily through its drilling activities. The Company also participated in 14 winning bids at 1998 Gulf of Mexico lease sales, thereby increasing its prospect inventory from 31 to 41 at year end, representing more than a two-year drilling inventory.

       The Company's lease operating costs declined to $0.38 per Mcfe in 1998, and to $0.30 for the second half of 1998, from an average of $0.53 in 1997. General and administrative expenses declined from $0.43 per Mcfe in 1997 to $0.20 per Mcfe in 1998, including an average of $0.18 in the second half of the year. These per unit costs compare favorably with those of industry leaders.

       It is true that earnings per share, before the ceiling limit write-down occasioned by low year-end oil and gas prices, were below 1997 earnings. That decline can be attributed to price declines from averages of $18.80 per barrel and $2.64 per Mcf in 1997 to $13.42 per barrel and $2.21 per Mcf in 1998, after hedging effects. Weak commodity prices at the end of 1998 also held the growth in the present value of the Company's proved reserves to 3%. Using year end 1997 prices, however, would have resulted in a 44% increase in reserve value at year end 1998, compared to such value estimated at the end of 1997.

       These accomplishments were substantial and impressive, and reflect continuing success in the Company's transformation from primarily a Denver Julesburg Basin developer to a Gulf of Mexico explorer. The Committee believes that these accomplishments warrant recognition. At the same time, the Committee cannot ignore the fact that the Company's share price declined 29% from year end 1997 to year end 1998. While this compares unfavorably with a 41% rise in the Nasdaq Market Index for 1998, Basin's performance was in the top quartile of exploration and production companies, and was superior to the performance of the S&P SmallCap 600 O&G E&P Index, the Company's peer group for corporate performance, which averaged a 40% decline for 1998. Nevertheless, the Company's share price performance was disappointing.

       The Committee is also cognizant of the fact that low commodity prices have impacted the Company's liquidity by limiting the availability of the capital markets and the potential for enlargement of the borrowing base established by its banks under its revolving credit facility. The Company began 1999 with $30 million of undrawn borrowing capacity under its credit line, and a $13.2 million working capital deficit, and it is possible that continuing price weakness could negatively impact capital availability in 1999, such as by impacting cash flows from operations or the Company's borrowing base. Accordingly, the Company has reduced its capital expenditure budget by approximately 40% from 1998 levels and anticipates other measures to protect its liquidity during this difficult period. In such a climate, it is the Committee's view that cash awards to senior management should be tempered.

       Nevertheless, the Committee is also aware that in times like these it is also important to protect the Company's most important asset - its people. Failing to recognize superior individual and corporate performance would undermine the Company's ability to retain the very people who will determine its success in weathering the storm and exploiting the many opportunities that difficult times create. Accordingly, in its 1998 compensation decisions, the Committee has tried to strike a balance between performance recognition, investor expectations and resource limitations.

       In making these decisions, the Committee has also been guided by a report it commissioned from William M. Mercer, Inc. at year end 1998, which compared the compensation of Basin's executives to the executive compensation levels of an industry peer group, on both an individual and aggregate basis. Based on that report, and on continuing discussions with Mercer representatives as well as on other data obtained by the Committee, the Committee is satisfied that the Company's executive compensation is competitive with its peers. This conclusion is based on an assessment of the total compensation received by executives of the Company and of its peers, i.e., the aggregation of not only salary and bonus but also stock options, performance shares and other incentive awards. The Committee is employing this "total compensation" principle to construct a competitive and incentive-oriented compensation program. As an integral part of this assessment, the Committee also intends to continue to analyze the appropriateness of the peer group against which the Company's performance and compensation are measured, with the objective of rewarding competitively superior performance within the confines of the arena in which the Company realistically competes.

SALARIES

       The salary of Mr. Smith was initially established by the employment contract he signed with the Company upon consummation of the Company's initial public stock offering in May 1992. Under that contract, the Committee can determine to increase Mr. Smith's salary but cannot decrease it below 1992 levels, i.e., $300,000. The salaries of the remaining executive officers are established by the Committee to the extent not specified in employment agreements. Messrs. Corley and Pustka had such agreements and their salaries for 1998 were accordingly negotiated when they joined the Company. However, the Committee continues to monitor the Company's executive compensation in comparison to compensation for executive officers paid by the companies in its peer group so that the Company can remain competitive. On that basis, in its salary decisions for 1998, which were made early in the year, the Committee approved modest cost-of-living increases for several officers.

       As indicated above, the Committee will continue to evaluate the salaries of the executive officers in relation to salaries in the industry to assure that the Company's salary levels are competitive. At the same time, the Committee believes that salary increases are not necessarily the preferred method of rewarding individual and/or corporate performance.
Except for increases necessary to reflect increases in an officer's responsibility or to reflect salaries paid by the Company's competitors, the Committee expects to continue to focus more heavily on incentive-based compensation for executive officers rather than salary increases.

       CEO SALARY. For 1998 Mr. Smith received a modest cost-of-living increase. The Committee intends to continue to evaluate Mr. Smith's salary in comparison to the CEO's and chairmen of the Company's peer group but intends to continue to emphasize compensation for Mr. Smith based on Company success rather than salary increases.

BONUSES

       In 1997, the Company had significant success in implementing its strategy, including the development of its operations and building its asset base in the Gulf of Mexico and raising additional capital for growth of its business through an equity offering. The Company substantially outperformed its peer group in stockholder return and significantly increased its performance on all measures, including revenues, cash flow, earnings and reserves. The Company began 1998 in a significantly stronger position than it began the prior year. To recognize those achievements, the Committee awarded bonuses in equal parts cash and restricted stock vesting in two years to executive officers other than Mr. Smith aggregating approximately $875,000 in value (assuming a market value for the restricted stock at its share price on the date of grant in February 1998).

       For 1998, as indicated above, the Company performed well, although not at the relative level experienced in 1997. The Company made important progress in 1998 in solidifying implementation of its business plan and achieved meaningful growth. The Company's stock price reflected this performance to an extent, especially in the first half of the year when the stock reached its all-time high on two occasions, but it declined over the second half of the year to finish 29% below its 1997 year end price. Although disappointing, that performance still placed the Company in the top quartile among independent exploration and production companies and bettered the 40% decline in the S&P SmallCap 600 index reflected on the Performance Graph presented elsewhere within this Proxy Statement.

       The Committee believes that these achievements merited recognition, although not at the level of last year's bonuses. Accordingly, in its year end 1998 compensation decisions, the Committee approved cash bonuses for executive officers other than Mr. Smith aggregating approximately $325,000, or 37% of the value of the aggregate bonuses awarded to executive officers other than Mr. Smith last year.

       In its 1998 bonus decisions, the Committee determined that it was important to recognize the disproportionate contribution of the Company's offshore operation to the Company's 1998 performance, which not only accounted for 83% of the Company's 1998 production and all of its reserve and revenue growth but also generated higher than normal workloads and stress levels. Onshore, the Company's operational performance was focused largely on preserving value in the face of deteriorating commodity prices, although the Company did lay the groundwork for potential future growth in its onshore operation by acquiring an interest in a basin-centered gas play in the Green River Basin in southwestern Wyoming and recruiting experienced onshore geoscientists to develop the Company's prospect generation capability. While it is true that Denver executives support the Houston operation, the relative contributions of and demands on the Houston-based executives were greater in 1998. Accordingly, higher bonuses were generally allocated to the Houston-based officers.

       CEO BONUS. The Committee awarded a cash bonus to Mr. Smith in the amount of $180,000, which was approximately 56% of his aggregate cash and stock bonus in 1997. The Committee believed that this level of bonus fairly reflected the Company's significant accomplishments of 1998 as well as its disappointing returns to shareholder and the difficult environment presently facing the industry.

INCENTIVE AWARDS

       The Company's Equity Incentive Plan is designed to align a significant portion of the executive compensation program with stockholder interests.
The Equity Incentive Plan permits the granting of several different types of stock-based awards. The Committee believes that it is important to use stock options and performance shares for its executive officers as a cornerstone of incentive compensation to tie their remuneration directly to the growth of stockholder value and the accomplishment of corporate goals. As indicated above, the Committee's objective is to create a total compensation package for executives which is competitive and incentive-oriented. Accordingly, the Committee continues to look for ways to improve the Company's executive incentive program. In that regard, the Committee has extended the vesting period of executive stock options from three years to four years to enhance their retention effect.

       For similar reasons, the Committee also has approved, subject to stockholder approval, an increase in the availability of shares under the Equity Incentive Plan from 2,075,344 to 2,275,344 based on current outstanding shares. These additional 200,000 shares are to be used exclusively for performance share awards under the Equity Incentive Plan.
The Committee agrees with senior management that, as described in Proposal No. 4 of this Proxy Statement, this increase is important for the Company to be able to continue to recruit the high level of management talent required to execute the Company's business plan. The effect of this proposal will be to free up 200,000 shares for stock options (and restricted stock, if appropriate) for use in recruiting new executive level and technical personnel and in creating meaningful employment incentives for existing
senior management.   Stock options were a significant factor in the Company's
ability to attract the new executive officers, other officers, key managers, and Gulf Coast geoscientists in 1995, 1996 and 1997, and in attracting the Company's new onshore exploration team in the past few months. Stock options were also important in the recently signed renewal of the employment agreement of David Pustka, head of the Company's Gulf of Mexico operation. Equally as important is the fact that the new shares will be used exclusively as performance shares, which the Committee believes is an especially effective motivational and retention tool. It will give the Committee increased flexibility to make performance share awards for additional three-year performance cycles until the Equity Incentive Plan expires in 2002.

       The Committee made its second award of performance shares in 1998.
As with the first award in 1997, the Company must meet a minimum threshold of performance as to each stated performance goal for the three-year performance cycle before any performance shares are actually earned. The percentage earned by participating employees can range from 0 to 150% of the amounts awarded, depending upon the results obtained for each of the performance goals. No award is actually earned until the end of the performance cycle, when achievement of the performance goals is determined.

       The Committee awarded a total of 50,000 performance shares in the aggregate to all executive officers for the 1998-2000 performance cycle, based upon the following performance criteria:

     1. One-third based upon the Company's three-year average of reported costs and expenses (combined LOE, production taxes, G&A and depletion expense) per unit of production (Mcfe), excluding effects of any ceiling test write-down;

     2. One-third based upon the Company's three-year average increase in the value of proved reserves, excluding effects of price changes.

     3. One-third based upon the Company's three-year average total stockholder return relative to the performance of the peer group of companies used for annual comparison of the Company's stock performance in its proxy statements.

     In addition to performance shares, in early 1998 the Committee approved awards of stock options covering a total of 170,000 shares to certain executive officers other than Mr. Smith to complement the performance share awards in promoting executive retention and alignment of the interests of executive officers with those of stockholders and remain competitive with peers. The awards ranged between 20,000 and 30,000 shares per officer. Prior to these grants, the executive officers as a group held a total of 454,000 stock options (not including those held by Mr. Smith), or an average of 75,666 per officer. In considering these new awards, the Committee reviewed analyses (based on data for

1996, the last year for which information was available at the time these awards were made in February 1998) of the stock ownership of executive officers of the Company's peer group companies and determined that the Company's executive officers as a group ranked below the median of their peer group. As with bonuses, the Committee views such peer group analyses as helpful but not controlling in its long-term compensation awards and intends to continue to exercise its subjective judgment as to the appropriate level and type of awards to serve as performance incentives and maximize stockholder return.

     CEO INCENTIVE AWARDS.   In 1998, the Committee awarded 20,000
performance shares to Mr. Smith for the 1998-2000 performance cycle and awarded him a total of 150,000 stock options in two grants, one of which (for 25,000 shares) was contingent on stockholder approval of increasing the
number of shares available under the Equity Incentive Plan.   The Committee
expects to continue to award performance shares and stock options to Mr. Smith to reflect his critical importance to the growth of the Company and to align his interests with those of other stockholders. Although the Committee reviewed incentive awards for CEO's in the Company's peer group, the Committee based Mr. Smith's award on what it believed to be an effective and appropriate level of inducement to foster the growth in Company performance that would benefit stockholders.

SECTION 162(m) POLICY

Under Section 162(m) of the Internal Revenue Code, and applicable regulations, public companies are precluded from deducting for tax purposes compensation paid to executive officers in excess of $1 million unless the compensation is performance-based within the requirements of the regulations.
 The Company's Incentive Plan awards are intended to constitute qualified "performance-based compensation" within the meaning of Section 162(m) so that the deduction disallowance should not be applicable to compensation paid to executive officers in the form of stock options and performance shares. In order to eliminate any doubt on whether such awards meet the criteria of
Section 162(m), the Committee has endorsed the amendments to the Company's Equity Incentive Plan presented in Proposal No. 3 in this Proxy Statement. Since the first award of performance shares will vest after year end 1999, it is possible, depending on how many performance shares are earned, if any, and on the price of the Company's stock, that Mr. Smith's compensation could exceed $1 million for 2000 if the performance shares are included in that calculation. The Committee currently does not anticipate that the compensation of any executive officer during 1999 will exceed the limits on deductibility for 1999. The Committee has not established a formal policy on the extent to which its compensation decisions would be affected by the deductibility limits of Section 162(m) but in determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved, and maintaining the Company's competitive position.


                                       Donald H. Anderson
                                       John F. Greene
                                       J. Paul Hellstrom
                                       Michael A. Nicolais
                                       Larry D. Unruh

PERFORMANCE GRAPH

     The following graph compares the Company's Common Stock with the performance of the S&P SmallCap 600 Oil & Gas Exploration and Production (O&G E&P) Index and the Nasdaq Composite Index for the period December 1993 through December 1998. The graph assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1993 and that all dividends were reinvested.

                       CUMULATIVE TOTAL RETURN COMPARISON

                                  Dec-93     Dec-94     Dec-95     Dec-96     Dec-97     Dec-98
                                  ------     ------     ------     ------     ------     ------
Basin Exploration, Inc.            100         97         43         55        156        110
S&P SmallCap 600 (O&G E&P)         100         95        114        196        176        106
Nasdaq Stock Market-US             100         98        138        170        209        293


                    CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     Set forth below is a description of transactions entered into between the Company and certain of its officers, directors, and/or employees during the last fiscal year.

     OVERRIDING ROYALTY PLANS. David Pustka, vice president and general manager of the Company's Gulf Coast Division, participates in the Company's Gulf Coast Geoscientist Overriding Royalty Plan. Pursuant to that Plan, in 1998 Mr. Pustka received overriding royalties averaging 0.6% burdening the Company's initial interests in 22 leases with exploratory prospects situated in waters offshore the Gulf of Mexico.

     The Company has agreed to create an onshore overriding royalty plan comparable to the offshore plan for the benefit of Patrick Jackson, vice president - onshore exploration, and certain other members of his exploration group to be hired. Under this plan, the members of the onshore exploration group will participate in overriding royalties to be granted by the Company on onshore property acquired or generated by them.

                      DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before December 1, 1999.

                                   ANNUAL REPORT

     1998 ANNUAL REPORT TO STOCKHOLDERS. The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1998, is enclosed. The Annual Report, which includes audited financial statements, does not form any part of the materials for the solicitation of Proxies.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       HOWARD L. BOIGON
                                       SECRETARY


March 31, 1999

                                    APPENDIX A


                             Proposed Resolutions of the
                                   Stockholders of
                               BASIN EXPLORATION, INC.

                         1999 Annual Meeting of Stockholders


                                    PROPOSAL NO. 3

     RESOLVED, that the following proposed amendments to the Company's Equity Incentive Plan are hereby ratified, adopted and approved in all respects:

     (A) The maximum number of options which may be granted per employee per year is 150,000.

     (B) Article 9, the performance share section of the Equity Incentive Plan, is amended as follows:

          1. Limit performance-based goals to the following business criteria: earnings, growth in earnings, ratio of earnings to equity or assets, cash flow, growth in cash flow, ratio of cash flow to equity or assets, growth in proved reserves quantities or values, stockholder return vs. peer group returns, levels of costs per unit of production, finding and development costs per unit, and levels of debt per proved reserves quantities or values;

          2. Eliminate the discretion of the Incentive Plan Committee to establish such other measures or standards for performance targets as it might determine.

          3. Provide for the performance-based goals to be determined exclusively by the Incentive Committee and not by the full Board of Directors.

          4. Provide that the maximum amount of any award of performance shares that can be paid to any employee in any calendar year is 30,000 shares (or equivalent amount in cash, determined on the basis of the market price as of the effective date of the award, if the Incentive Plan Committee determines to pay the award in cash rather than in shares).

                                    PROPOSAL NO. 4

     RESOLVED, that the proposed amendment to the Company's Equity Incentive Plan to increase the number of shares of the Company par value $.01 per share common stock authorized for issuance under the Plan by 200,000 shares, such shares to be dedicated exclusively to the award of performance shares under the Performance Share Plan, as described in the Proxy Statement, is hereby ratified, adopted and approved in all respects.

PROXY
                            BASIN EXPLORATION, INC.
                          370 17TH STREET, SUITE 3400
                             DENVER, COLORADO 80202

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Michael S. Smith and Howard L. Boigon and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Basin Exploration, Inc. held of record by the undersigned on March 25, 1999, or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Stockholders to be held on May 12, 1999 or any adjournment thereof.

1.    Election of Directors
      / / FOR all nominees listed below     / / WITHHOLD AUTHORITY to vote
        (except as marked to the contrary     for all nominees listed below
      below, see instructions)
           John F. Greene, Michael A. Nicolais and Neil L. Stenbuck

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                  LINE THROUGH THE NOMINEE'S NAME IN THE LIST.

2. Proposal to approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

/ / FOR                         / / AGAINST                          / / ABSTAIN

3. Proposal to amend the Equity Incentive Plan of Basin Exploration, Inc., previously approved by stockholders, to qualify stock options and performance shares granted pursuant to the Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code and applicable regulations.

/ / FOR                         / / AGAINST                          / / ABSTAIN

4. Proposal to increase by 200,000 shares the number of shares of the Company's Common Stock available for issuance under the Equity Incentive Plan and to amend the Company's Equity Incentive Plan to allocate those additional 200,000 shares exclusively to the grant of performance awards.

/ / FOR                         / / AGAINST                          / / ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSALS 1, 2,
                                      3 AND 4.
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.
Dated: __________________________________________ , 1999.
                                              Receipt of Notice of the Annual
                                              Meeting of Stockholders and the
                                              accompanying Proxy Statement is
                                              hereby acknowledged. Please sign
                                              exactly as name appears below.
                                              When shares are held by joint
                                              tenants, both should sign. When
                                              signing as attorney, as executor,
                                              administrator, trustee, or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

                                              ----------------------------------
                                                   Signature of Stockholder

                                              ----------------------------------
                                                  Signature if held jointly

                                              PLEASE MARK, SIGN, DATE, AND
                                              RETURN THE PROXY CARD PROMPTLY
                                              USING THE ENCLOSED ENVELOPE.